    Exhibit 99.1

February 23, 2022	Analyst Contact:	Brandon Lohse 918-947-7472
	Media Contact:	Leah Harper 918-947-7123
ONE Gas Announces Fourth Quarter and
Full Year 2021 Financial Results

Analysts’ call and webcast scheduled tomorrow, Feb. 24, at 11 a.m. EST

TULSA, Okla. - Feb. 23, 2022 - ONE Gas, Inc. (NYSE: OGS) today announced its fourth quarter and full year 2021 financial results, which included diluted earnings per share of $1.12 and $3.85, respectively.

"We closed 2021 on a positive note and look forward to carrying this momentum into 2022," said Robert S. McAnnally, president and chief executive officer. "Looking ahead, we are well-positioned to execute the five-year plan set out in our guidance, focusing on safe and reliable service, responding to our growing customer base and demonstrating our commitment to sustainable emissions reduction."

2021 FINANCIAL RESULTS & HIGHLIGHTS

•Fourth quarter 2021 net income was $60.5 million, or $1.12 per diluted share, compared with $58.3 million, or $1.09 per diluted share, in the fourth quarter 2020;
•Full year 2021 net income increased to $206.4 million, or $3.85 per diluted share, compared with $196.4 million, or $3.68 per diluted share, in 2020;
•Full year 2021 capital expenditures and asset removal costs were $544.3 million, compared with $512.2 million in 2020; and
•On Jan. 18, 2022, ONE Gas increased the dividend for the first quarter 2022 by 4 cents to 62 cents per share, or $2.48 per share on an annualized basis, payable on March 11, 2022, to shareholders of record at the close of business Feb. 25, 2022.

FOURTH QUARTER 2021 FINANCIAL PERFORMANCE

ONE Gas reported operating income of $87.0 million in the fourth quarter 2021, compared with $85.0 million in the fourth quarter 2020, which primarily reflects:

•A $9.5 million increase from new rates, primarily in Oklahoma and Texas;
•A $5.6 million decrease in bad debt expense; and
•A $1.8 million increase attributed primarily to net residential customer growth.
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ONE Gas Announces Fourth Quarter and Full Year 2021 Financial Results
February 23, 2022

These increases were partially offset by:

•A $6.9 million increase in employee-related expenses;
•A $6.4 million increase in outside service costs; and
•A $1.7 million decrease due to lower sales volumes, net of weather normalization.

Income tax expense includes a credit for amortization of the regulatory liability related to excess accumulated deferred income taxes (EDIT) of $5.1 million and $5.8 million for the three-month periods ended Dec. 31, 2021, and 2020, respectively.

Capital expenditures and asset removal costs were $161.4 million for the fourth quarter 2021, compared with $134.3 million in the fourth quarter 2020, due primarily to expenditures for system integrity and government relocation activities.

FULL YEAR 2021 FINANCIAL PERFORMANCE

Full year 2021 operating income was $310.3 million, compared with $303.5 million in 2020, which primarily reflects:

•A $32.0 million increase from new rates;
•An $8.5 million increase attributed primarily to net residential customer growth;
•A $6.3 million decrease in bad debt expense; and
•A $2.0 million decrease in COVID-19 related expenses.

These increases were offset partially by:

•A $12.8 million increase in outside service costs;
•A $12.7 million increase in employee-related expenses;
•A $10.6 million increase in depreciation expense due to additional capital expenditures being placed in service;
•A $4.0 million decrease due to lower residential sales volumes, net of weather normalization, primarily in Kansas and Oklahoma; and
•A $2.7 million increase in fleet expenses.

Income tax expense includes a credit for amortization of EDIT of $17.3 million and $17.4 million for the years ended Dec. 31, 2021, and 2020, respectively.

Full year 2021 capital expenditures and asset removal costs were $544.3 million, compared with $512.2 million in 2020. The $32.1 million increase was due primarily to expenditures for system integrity and extension of service to new areas.

The Company ended the fourth quarter 2021 with $8.8 million of cash and cash equivalents, $494.0 million of commercial paper outstanding and $998.8 million of remaining credit available under its $1 billion credit facility.

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ONE Gas Announces Fourth Quarter and Full Year 2021 Financial Results
February 23, 2022

REGULATORY ACTIVITIES UPDATE

Securitization

In Oklahoma, a joint stipulation and settlement agreement was filed in November 2021, which includes an agreement that a financing order should be issued using a 25-year maturity period to recover all extreme gas purchase and extraordinary costs incurred by Oklahoma Natural Gas. On Jan. 25, 2022, the Oklahoma Corporation Commission (OCC) approved a financing order, which reflected the terms of the settlement agreement except for a termination fee that was not approved. Following the issuance of the financing order, there is a 30-day period during which parties to Oklahoma Natural Gas' application may appeal the financing order to the Oklahoma Supreme Court. The financing order requests the Oklahoma Development Finance Authority (ODFA) to issue bonds and provide the net proceeds to Oklahoma Natural Gas as soon as feasible, but no later than Dec. 31, 2022. At Dec. 31, 2021, Oklahoma Natural Gas has deferred approximately $1.3 billion in extraordinary costs attributable to Winter Storm Uri.

On Feb. 8, 2022, the Kansas Corporation Commission (KCC) issued an order approving a settlement agreement that would allow Kansas Gas Service to recover its extraordinary costs net of any penalties collected from marketers and individually-balanced transportation customers, plus carrying costs calculated at 2%. If the order has not been appealed by Feb. 23, 2022, then Kansas Gas Service will file an application, in a separate proceeding, requesting a financing order in the first quarter 2022. The KCC will have 180 days from the date of the filing to consider Kansas Gas Service’s application. If the KCC approves a financing order, the Company can begin the process to issue the securitized bonds. At Dec. 31, 2021, Kansas Gas Service has deferred approximately $388.3 million in extraordinary costs associated with Winter Storm Uri and has not collected any penalties from marketers or individually-balanced transportation customers.

On Feb. 8, 2022, the Railroad Commission of Texas (RRC) issued a single financing order authorizing Texas Gas Service and other natural gas utilities in Texas participating in the securitization process to recover all extraordinary storm-related gas purchase and carrying costs from customers over a period that may not exceed 30 years. The Texas Public Finance Authority (TPFA) has begun the process to issue the securitized bonds. At Dec. 31, 2021, Texas Gas Service has deferred approximately $256.6 million in extraordinary costs associated with Winter Storm Uri, which includes $59.5 million attributable to the West Texas service area. Pursuant to the unanimous settlement agreement approved by the RRC in November 2021, Texas Gas Service began collecting the extraordinary costs, including carrying costs, attributable to the West Texas service area from those customers in January 2022.

Other Regulatory Updates

Oklahoma Natural Gas filed a general rate case with the OCC in May 2021. In November 2021, the OCC issued an order approving a joint stipulation and settlement agreement for an increase in base rates of $15.3 million. Premised on a return on equity of 9.4% and a common equity ratio of 58.55%, the order also includes the continuation of the Performance-Based Rate
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ONE Gas Announces Fourth Quarter and Full Year 2021 Financial Results
February 23, 2022

Change tariff that was established in 2009. Oklahoma Natural Gas is required to file a rate case on or before June 30, 2027, based on a 12-month test year ending Dec. 31, 2026. The approved order also states that Oklahoma Natural Gas may recover commodity costs of no more than $5.0 million annually for the purchase of renewable natural gas (RNG) and that Oklahoma Natural Gas shall file an application on or before Dec. 31, 2022, requesting approval of an RNG pilot program including an “opt-in” tariff allowing Oklahoma Natural Gas to allocate costs and benefits of RNG to those customers who choose RNG for their fuel source.

In August 2021, Kansas Gas Service submitted an application to the KCC requesting an increase related to its Gas System Reliability Surcharge. In November 2021, the KCC approved a $7.6 million increase effective December 2021.

On Feb. 10, 2022, Texas Gas Service made Gas Reliability Infrastructure Program (GRIP) filings for all customers in the Central-Gulf service area, requesting a $9.1 million increase to be effective in June 2022.

2022 FINANCIAL GUIDANCE

On Jan. 18, 2022, ONE Gas announced that its 2022 net income is expected to be in the range of $215 million to $227 million, or $3.96 to $4.20 per diluted share.

Capital investments, including asset removal costs, are expected to be approximately $650 million in 2022, with over 65% of these expenditures targeted for system integrity and replacement projects. Capital investments for extensions to new customers are expected to be approximately $190 million.

EARNINGS CONFERENCE CALL AND WEBCAST

The ONE Gas executive management team will conduct a conference call on Thursday, Feb. 24, 2022, at 11 a.m. Eastern Standard Time (10 a.m. Central Standard Time). The call also will be carried live on the ONE Gas website.

To participate in the telephone conference call, dial 800-437-2398, pass code 1540458, or log on to www.onegas.com/investors and select Events and Presentations.

If you are unable to participate in the conference call or the webcast, a replay will be available on the ONE Gas website, www.onegas.com, for 30 days. A recording will be available by phone for seven days. The playback call may be accessed at 888-203-1112, pass code 1540458.
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ONE Gas, Inc. (NYSE: OGS) is a 100-percent regulated natural gas utility, and trades on the New York Stock Exchange under the symbol "OGS." ONE Gas is included in the S&P MidCap 400 Index and is one of the largest natural gas utilities in the United States.

Headquartered in Tulsa, Oklahoma, ONE Gas provides a reliable and affordable energy choice to more than 2.2 million customers in Kansas, Oklahoma and Texas. Its divisions include Kansas Gas Service, the largest natural gas
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ONE Gas Announces Fourth Quarter and Full Year 2021 Financial Results
February 23, 2022

distributor in Kansas; Oklahoma Natural Gas, the largest in Oklahoma; and Texas Gas Service, the third largest in Texas, in terms of customers.

For more information and the latest news about ONE Gas, visit onegas.com and follow its social channels: @ONEGas, Facebook, LinkedIn and YouTube.

Some of the statements contained and incorporated in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. The forward-looking statements relate to our anticipated financial performance, liquidity, management’s plans and objectives for our future operations, our business prospects, the outcome of regulatory and legal proceedings, market conditions and other matters. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. The following discussion is intended to identify important factors that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

Forward-looking statements include the items identified in the preceding paragraph, the information concerning possible or assumed future results of our operations and other statements contained or incorporated in this news release identified by words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "should," "goal," "forecast," "guidance," "could," "may," "continue," "might," "potential," "scheduled," "likely," and other words and terms of similar meaning.

One should not place undue reliance on forward-looking statements, which are applicable only as of the date of this news release. Known and unknown risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements. Those factors may affect our operations, costs, liquidity, markets, products, services and prices. In addition to any assumptions and other factors referred to specifically in connection with the forward-looking statements, factors that could cause our actual results to differ materially from those contemplated in any forward-looking statement include, among others, the following:

•our ability to recover costs (including operating costs and increased commodity costs related to Winter Storm Uri in February 2021), income taxes and amounts equivalent to the cost of property, plant and equipment, regulatory assets and our allowed rate of return in our regulated rates;
•cyber-attacks, which, according to experts, have increased in volume and sophistication since the beginning of the COVID-19 pandemic, or breaches of technology systems that could disrupt our operations or result in the loss or exposure of confidential or sensitive customer, employee or Company information; further, increased remote working arrangements as a result of the pandemic have required enhancements and modifications to our IT infrastructure (e.g. Internet, Virtual Private Network, remote collaboration systems, etc.), and any failures of the technologies, including third-party service providers, that facilitate working remotely could limit our ability to conduct ordinary operations or expose us to increased risk or effect of an attack;
•our ability to manage our operations and maintenance costs;
•the concentration of our operations in Kansas, Oklahoma, and Texas;
•changes in regulation of natural gas distribution services, particularly those in Oklahoma, Kansas and Texas;
•the economic climate and, particularly, its effect on the natural gas requirements of our residential and commercial customers;
•the length and severity of a pandemic or other health crisis, such as the outbreak of COVID-19, including the impact to our operations, customers, contractors, vendors and employees, the effectiveness of vaccine campaigns (including the COVID-19 vaccine campaign) on our workforce and customers and the effect of other measures or mandates that international, federal, state and local governments, agencies, law enforcement and/or health authorities implement to address the pandemic or other health crisis, which could (as with COVID-19) precipitate or exacerbate one or more of the above-mentioned and/or other risks, and significantly disrupt or prevent us from operating our business in the ordinary course for an extended period;
•competition from alternative forms of energy, including, but not limited to, electricity, solar power, wind power, geothermal energy and biofuels;
•conservation and energy efficiency efforts of our customers;
•adverse weather conditions and variations in weather, including seasonal effects on demand and/or supply, the occurrence of severe storms in the territories in which we operate, and climate change, and the related effects on supply, demand, and costs;
•indebtedness could make us more vulnerable to general adverse economic and industry conditions, limit our ability to borrow additional funds and/or place us at competitive disadvantage compared with competitors;
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ONE Gas Announces Fourth Quarter and Full Year 2021 Financial Results
February 23, 2022

•our ability to secure reliable, competitively priced and flexible natural gas transportation and supply, including decisions by natural gas producers to reduce production or shut-in producing natural gas wells and expiration of existing supply and transportation and storage arrangements that are not replaced with contracts with similar terms and pricing;
•our ability to complete necessary or desirable expansion or infrastructure development projects, which may delay or prevent us from serving our customers or expanding our business;
•operational and mechanical hazards or interruptions;
•adverse labor relations;
•the effectiveness of our strategies to reduce earnings lag, revenue protection strategies and risk mitigation strategies, which may be affected by risks beyond our control such as commodity price volatility, counterparty performance or creditworthiness and interest rate risk;
•the capital-intensive nature of our business, and the availability of and access to, in general, funds to meet our debt obligations prior to or when they become due and to fund our operations and capital expenditures, either through (i) cash on hand, (ii) operating cash flow, or (iii) access to the capital markets and other sources of liquidity;
•our ability to obtain capital on commercially reasonable terms, or on terms acceptable to us, or at all;
•limitations on our operating flexibility, earnings and cash flows due to restrictions in our financing arrangements;
•cross-default provisions in our borrowing arrangements, which may lead to our inability to satisfy all of our outstanding obligations in the event of a default on our part;
•changes in the financial markets during the periods covered by the forward-looking statements, particularly those affecting the availability of capital and our ability to refinance existing debt and fund investments and acquisitions to execute our business strategy;
•actions of rating agencies, including the ratings of debt, general corporate ratings and changes in the rating agencies’ ratings criteria;
•changes in inflation and interest rates;
•our ability to recover the costs of natural gas purchased for our customers, including those related to Winter Storm Uri and any related financing required to support our purchase of natural gas supply, including the securitized financings currently contemplated in each of our jurisdictions;
•impact of potential impairment charges;
•volatility and changes in markets for natural gas and our ability to secure additional and sufficient liquidity on reasonable commercial terms to cover costs associated with such volatility;
•possible loss of local distribution company franchises or other adverse effects caused by the actions of municipalities;
•payment and performance by counterparties and customers as contracted and when due, including our counterparties maintaining ordinary course terms of supply and payments;
•changes in existing or the addition of new environmental, safety, tax and other laws to which we and our subsidiaries are subject, including those that may require significant expenditures, significant increases in operating costs or, in the case of noncompliance, substantial fines or penalties;
•the effectiveness of our risk-management policies and procedures, and employees violating our risk-management policies;
•the uncertainty of estimates, including accruals and costs of environmental remediation;
•advances in technology, including technologies that increase efficiency or that improve electricity’s competitive position relative to natural gas;
•population growth rates and changes in the demographic patterns of the markets we serve, and conditions in these areas’ housing markets;
•acts of nature and the potential effects of threatened or actual terrorism and war;
•the sufficiency of insurance coverage to cover losses;
•the effects of our strategies to reduce tax payments;
•the effects of litigation and regulatory investigations, proceedings, including our rate cases, or inquiries and the requirements of our regulators as a result of the Tax Cuts and Jobs Act of 2017;
•changes in accounting standards;
•changes in corporate governance standards;
•discovery of material weaknesses in our internal controls;
•our ability to comply with all covenants in our indentures and the ONE Gas Credit Agreement, a violation of which, if not cured in a timely manner, could trigger a default of our obligations;
•our ability to attract and retain talented employees, management and directors, and shortage of skilled-labor;
•unexpected increases in the costs of providing health care benefits, along with pension and postemployment health care benefits, as well as declines in the discount rates on, declines in the market value of the debt and equity securities of, and increases in funding requirements for, our defined benefit plans; and
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ONE Gas Announces Fourth Quarter and Full Year 2021 Financial Results
February 23, 2022

•our ability to successfully complete merger, acquisition or divestiture plans, regulatory or other limitations imposed as a result of a merger, acquisition or divestiture, and the success of the business following a merger, acquisition or divestiture.

These factors are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other factors could also have material adverse effects on our future results. These and other risks are described in greater detail in Part 1, Item 1A, Risk Factors, in our Annual Report for the year ended December 31, 2020, and Part II, Item 1A, Risk Factors, in our Quarterly Report for the quarterly period ended September 30, 2021. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these factors. Other than as required under securities laws, we undertake no obligation to update publicly any forward-looking statement whether as a result of new information, subsequent events or change in circumstances, expectations or otherwise.

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ONE Gas Announces Fourth Quarter and Full Year 2021 Financial Results
February 23, 2022

APPENDIX

ONE Gas, Inc.
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended		Years Ended
	December 31,		December 31,
(Unaudited)	2021	2020	2021	2020
	(Thousands of dollars, except per share amounts)

Total revenues	$593,735	$484,173	$1,808,597	$1,530,268

Cost of natural gas	307,837	208,311	775,006	537,445

Operating expenses
Operations and maintenance	129,524	122,474	449,676	431,115
Depreciation and amortization	52,945	51,983	207,233	194,881
General taxes	16,425	16,380	66,424	63,311
Total operating expenses	198,894	190,837	723,333	689,307
Operating income	87,004	85,025	310,258	303,516
Other expense, net	(1,449)	176	(3,207)	(3,020)
Interest expense, net	(14,473)	(15,427)	(60,301)	(62,505)
Income before income taxes	71,082	69,774	246,750	237,991
Income taxes	(10,570)	(11,443)	(40,316)	(41,579)
Net income	$60,512	$58,331	$206,434	$196,412

Earnings per share
Basic	$1.13	$1.09	$3.85	$3.70
Diluted	$1.12	$1.09	$3.85	$3.68

Average shares (thousands)
Basic	53,753	53,283	53,575	53,133
Diluted	53,841	53,539	53,674	53,370
Dividends declared per share of stock	$0.58	$0.54	$2.32	$2.16

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ONE Gas Announces Fourth Quarter and Full Year 2021 Financial Results
February 23, 2022

APPENDIX

ONE Gas, Inc.
CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
(Unaudited)	2021	2020
Assets	(Thousands of dollars)
Property, plant and equipment
Property, plant and equipment	$7,274,268	$6,838,603
Accumulated depreciation and amortization	2,083,433	1,971,546
Net property, plant and equipment	5,190,835	4,867,057
Current assets
Cash and cash equivalents	8,852	7,993
Accounts receivable, net	341,756	292,985
Materials and supplies	54,892	52,766
Natural gas in storage	179,646	93,946
Regulatory assets	1,611,676	56,773
Other current assets	27,742	35,406
Total current assets	2,224,564	539,869
Goodwill and other assets
Regulatory assets	724,862	366,956
Goodwill	157,953	157,953
Other assets	103,906	96,877
Total goodwill and other assets	986,721	621,786
Total assets	$8,402,120	$6,028,712

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ONE Gas Announces Fourth Quarter and Full Year 2021 Financial Results
February 23, 2022

APPENDIX

ONE Gas, Inc.
CONSOLIDATED BALANCE SHEETS
(Continued)
	December 31,	December 31,
(Unaudited)	2021	2020
Equity and Liabilities	(Thousands of dollars)
Equity and long-term debt
Common stock, $0.01 par value: authorized 250,000,000 shares; issued and outstanding 53,633,210 shares at December 31, 2021; issued and outstanding 53,166,733 shares at December 31, 2020	$536	$532
Paid-in capital	1,790,362	1,756,921
Retained earnings	565,161	483,635
Accumulated other comprehensive loss	(6,527)	(7,777)
Total equity	2,349,532	2,233,311
Long-term debt, excluding current maturities, and net of issuance costs of $12,418 and $13,159, respectively	3,683,378	1,582,428
Total equity and long-term debt	6,032,910	3,815,739
Current liabilities
Notes payable	494,000	418,225
Accounts payable	258,554	152,313
Accrued taxes other than income	67,035	63,800
Regulatory liabilities	8,090	15,761
Customer deposits	62,454	68,028
Other current liabilities	90,360	78,952
Total current liabilities	980,493	797,079
Deferred credits and other liabilities
Deferred income taxes	695,284	656,806
Regulatory liabilities	552,928	547,563
Employee benefit obligations	35,226	97,637
Other deferred credits	105,279	113,888
Total deferred credits and other liabilities	1,388,717	1,415,894
Commitments and contingencies
Total liabilities and equity	$8,402,120	$6,028,712

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ONE Gas Announces Fourth Quarter and Full Year 2021 Financial Results
February 23, 2022

APPENDIX

ONE Gas, Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS
	Years Ended December 31,
(Unaudited)	2021	2020
	(Thousands of dollars)
Operating activities
Net income	$206,434	$196,412
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	207,233	194,881
Deferred income taxes	43,449	18,485
Share-based compensation expense	10,498	9,803
Provision for doubtful accounts	9,131	15,450
Changes in assets and liabilities:
Accounts receivable	(57,902)	(58,423)
Materials and supplies	(2,126)	2,966
Natural gas in storage	(85,700)	10,313
Asset removal costs	(49,029)	(40,833)
Accounts payable	107,207	28,376
Accrued taxes other than income	3,235	15,844
Customer deposits	(5,574)	10,041
Regulatory assets and liabilities - current	(1,562,574)	(38,773)
Regulatory assets and liabilities - non-current	(367,210)	23,648
Employee benefit obligation	—	(3,109)
Other assets and liabilities - current	18,461	(12,877)
Other assets and liabilities - non-current	(11,190)	(7,704)
Cash provided by (used in) operating activities	(1,535,657)	364,500
Investing activities
Capital expenditures	(495,246)	(471,345)
Other investing expenditures	(7,554)	(2,804)
Other investing receipts	1,717	3,777
Cash used in investing activities	(501,083)	(470,372)
Financing activities
Borrowings (repayment) on notes payable, net	75,775	(98,275)
Issuance of debt, net of discounts	2,498,895	298,428
Long-term debt financing costs	(35,110)	(2,885)
Issuance of common stock	26,662	19,383
Repayment of long-term debt	(400,000)	—
Dividends paid	(123,912)	(114,372)
Tax withholdings related to net share settlements of stock compensation	(4,711)	(6,267)
Cash provided by financing activities	2,037,599	96,012
Change in cash and cash equivalents	859	(9,860)
Cash and cash equivalents at beginning of period	7,993	17,853
Cash and cash equivalents at end of period	$8,852	$7,993
Supplemental cash flow information:
Cash paid for interest, net of amounts capitalized	$70,066	$60,126
Cash paid (received) for income taxes, net	$(10,809)	$30,361

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ONE Gas Announces Fourth Quarter and Full Year 2021 Financial Results
February 23, 2022

APPENDIX

ONE Gas, Inc.
INFORMATION AT A GLANCE
	Three Months Ended		Years Ended
	December 31,		December 31,
(Unaudited)	2021	2020	2021	2020
Financial (in millions)
Natural gas sales	$555.0	$446.2	$1,661.7	$1,389.2
Transportation revenues	$31.2	$31.3	$119.0	$114.1
Other revenues	$7.5	$6.7	$27.9	$27.0
Total revenues	$593.7	$484.2	$1,808.6	$1,530.3
Cost of natural gas	$307.8	$208.3	$775.0	$537.4
Operating costs	$146.0	$138.9	$516.1	$494.5
Depreciation and amortization	$52.9	$52.0	$207.2	$194.9
Operating income	$87.0	$85.0	$310.3	$303.5
Net income	60.5	58.3	206.4	196.4
Capital expenditures and asset removal costs	$161.4	$134.3	$544.3	$512.2

Volumes (Bcf)
Natural gas sales
Residential	33.3	42.9	117.8	122.0
Commercial and industrial	10.0	11.5	37.6	36.2
Other	0.7	0.8	2.5	2.4
Total sales volumes delivered	43.9	55.2	157.9	160.6
Transportation	55.5	58.6	229.9	224.5
Total volumes delivered	99.4	113.8	387.8	385.1

Average number of customers (in thousands)
Residential	2,063	2,049	2,065	2,044
Commercial and industrial	160	159	160	160
Other	3	3	3	3
Transportation	13	13	13	13
Total customers	2,239	2,224	2,241	2,220

Heating Degree Days
Actual degree days	2,667	3,665	9,025	9,241
Normal degree days	3,798	3,834	9,717	9,765
Percent colder (warmer) than normal weather	(29.8)%	(4.4)%	(7.1)%	(5.4)%

Statistics by State
Oklahoma
Average number of customers (in thousands)	905	897	905	895
Actual degree days	905	1,306	3,224	3,253
Normal degree days	1,261	1,296	3,229	3,264
Percent colder (warmer) than normal weather	(28.2)%	0.8%	(0.2)%	(0.3)%

Kansas
Average number of customers (in thousands)	645	644	647	645
Actual degree days	1,339	1,689	4,251	4,408
Normal degree days	1,821	1,821	4,722	4,722
Percent colder (warmer) than normal weather	(26.5)%	(7.2)%	(10.0)%	(6.6)%

Texas
Average number of customers (in thousands)	689	682	689	680
Actual degree days	423	670	1,550	1,580
Normal degree days	716	717	1,766	1,779
Percent colder (warmer) than normal weather	(40.9)%	(6.6)%	(12.2)%	(11.2)%

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